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                                   Exhibit 4

                       THE ARGOSY SECURITIES GROUP, L.P.
                          1325 Avenue of the Americas
                                   22nd Floor
                            New York, New York 10019



August 16, 1994


The Malcolm I. Glazer Trust
c/o Mr. Avi Glazer
18 Stoney Clover Lane
Pittsford, New York 14534

Re:      577,739 Shares of the Common Stock of Envirodyne Industries, Inc.

Dear Avi:

The purpose of this letter is to confirm the purchase of the above-referenced shares (the "Shares") by The Malcolm I. Glazer Trust (the "Purchaser") from The Argosy Securities Group L.P. ("Argosy") at a net price of $2,984,016.77 (the "Purchase Price") trade date August 16, 1994, settlement date September 26, 1994. I have been informed that settlement of this transaction is predicated on authorized approval of Purchasers acquisition of the Shares under the Hart-Scott-Rodino Act (the "Act"). If for any reason, including but not limited to denial under the Act, Purchaser should be unable to close said transaction as scheduled, Purchaser hereby agrees that Argosy shall have the option to sell the Shares at its discretion and/or charge the Purchaser the current brokers call rate to finance the Purchase Price until such transaction is settled. Should Argosy be unable to sell the Shares for net proceeds equal to or greater than the Purchase Price, Purchaser agrees to be responsible for any loss incurred by Argosy should they be forced to sell the Shares out in the open market under the circumstances described above.

Thank you for your cooperation regarding this matter. Please feel free to contact me on (212) 245-1700 should you have any comments or questions. Kindly acknowledge your understanding of the foregoing by signing below and faxing back to my attention at (212) 245-3073.

                               Very truly yours,

                               S/Neal Thomas

                               Neal Thomas
                               Chief Operating Officer





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